Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	PR Contact:
Kirsten Chapman	Kim K. Haneke
Lippert / Heilshorn & Associates	Axesstel, Inc.
(415) 433-3777	(858) 875-7291
Kirsten@lhai-sf.com	khaneke@axesstel.com

Axesstel Appoints Marv Tseu Chief Executive Officer and Director

-Founder Mike Kwon to Continue as Director and Drive Corporate Development-

-Annual Meeting Set for August 16, 2006-

SAN DIEGO, CA – May 17, 2006 – Axesstel, Inc. (AMEX:AFT), in conjunction with a number of leadership changes, announced it has appointed Marv Tseu chief executive officer and director. The board has been reorganized; Mike Kwon has become honorary chairman; Bryan B. Min is chairman; and Jai Bhagat is vice chairman.

“Since inception in 2000, Axesstel has built its business and in 2005 reported revenue of $94.7 million,” said Mike Kwon, founder and honorary chairman. “To propel continued growth, we are pleased to have Marv join Axesstel. As CEO, he will drive strategy and execution, and I will focus on corporate development and strategic customer relationships. Marv has over 30 years experience leading communications companies and has demonstrated the operational savvy to build companies.”

“I am excited to join Axesstel at this pivotal juncture,” commented Tseu. “Axesstel’s fixed wireless and broadband data products lead the industry in performance and innovation, and we are poised to further penetrate markets worldwide. I look forward to working with Mike and the team to take Axesstel to the next level.”

The board appointed Tseu as a director. In connection with this appointment, the board is reorganizing to seven directors: Jai Bhagat, Osmo A. Hautanen, Mike Kwon, Bryan B. Min, Ake Persson, Marv Tseu, and Seung Taik Yang, Ph.D. Bhagat will lead the audit committee. Scott Fox, Haydn Hsieh and Roland Van der Meer have voluntarily resigned.

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Axesstel Appoints Marv Tseu Chief Executive Officer and Director	pg. 2

“We thank Scott, Haydn and Roland for their service and dedication. Their guidance has been helpful as Axesstel has grown from a development company to a designer of leading-edge wireless products serving over 40 customers in 30 countries,” said Kwon

“I have known Marv for a number of years. He was a venture partner with ComVentures, and we have invested in a number of companies he has run,” stated Van der Meer. “We are pleased Marv will be CEO and believe he has the operational and strategic skills to help drive Axesstel to the next level.”

Tseu has founded, developed and led communication companies for more than 30 years. Tseu serves as chairman of Plantronics (NYSE: PLT), the leading manufacturer of lightweight communications headset products since 1999. Tseu was employed with Plantronics from 1984 to 1996 and was a key member of the company’s leveraged buyout and subsequent IPO. His various positions at Plantronics included vice president of sales and marketing and president of its subsidiary Clarity.

Tseu was also on the board of CIDCO, Inc., a designer and manufacturer of advanced telephone products for consumer markets, from 1999 through February 2002 when EarthLink acquired the company. From 1996 to 1998, Tseu served as EVP Sales and Marketing for CIDCO.

Tseu founded Active Reasoning a provider of software for the management of IT infrastructure. He served as CEO from inception in 2002 to March 2006. He continues in an advisory role with the company. In 1999, Tseu founded SiteSmith, a leading provider of outsourced Internet site operations, for which he was president and CEO. Tseu’s early career was with AT&T where he was involved with the residential telephone consumer product division. Tseu holds a B.A. in economics from Stanford University.

The Axesstel annual meeting of stockholders has been scheduled for August 16, 2006. The meeting will commence at 10:00 am at the company’s offices. The record date determining stockholders entitled to vote at the annual meeting is June 9, 2006.

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Axesstel Appoints Marv Tseu Chief Executive Officer and Director	pg. 3

ABOUT AXESSTEL, INC.

Axesstel (AMEX: AFT) is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, public call office phones, voice/data terminals, broadband modems and 3G gateways for access to voice calling and high-speed data services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California and has a research and development center and manufacturing facilities in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2006 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; the risks of primary dependence on one large customer; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s primary reliance on its sole contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

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